FLIR Systems Announces Acquisition of Traficon International for $46 Million

PORTLAND, OR -- (Marketwire - December 28, 2012) - FLIR Systems, Inc. (NASDAQ: FLIR) announced today that it has acquired the stock of Traficon International NV, a leader in video detection technologies for traffic applications, for approximately $46 million in cash.

Traficon, based in Wevelgem, Belgium, is a global leader in video image processing software and hardware for traffic analysis. Traficon produces intelligent technology that makes traffic safer and more efficient through solutions for automatic incident detection, traffic data collection, and intersection vehicle and pedestrian presence detection. Traficon has more than 25 years of proven field experience and more than 80,000 video-based transportation control and monitoring systems operational worldwide.

"We have shown that thermal imaging is a superior solution for monitoring traffic," said Earl Lewis, President and CEO of FLIR. "This acquisition will accelerate the adoption of FLIR technology in the expanding worldwide market for video-based traffic control solutions as we utilize Traficon's strong distribution network. Additionally, Traficon's video analytics capabilities will be integrated into our other imaging lines of business offering enhanced functionality and the development of new applications."

FLIR anticipates this transaction will be neutral to 2013 net earnings and accretive thereafter.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. The Company's advanced thermal imaging and threat detection systems are used for a wide variety of imaging, thermography, and security applications, including airborne and ground-based surveillance, condition monitoring, research and development, manufacturing process control, search and rescue, drug interdiction, navigation, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) detection. Visit the Company's web site at www.FLIR.com.

Forward-Looking Statements

The statements in this press release by Earl Lewis and the other statements in this release about the acquisition described above are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about FLIR's and Traficon's businesses based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: the possibility that FLIR will experience difficulties in the integration of the operations, employees, strategies, technologies and products of Traficon, the potential inability to realize expected benefits and synergies, changes in demand for FLIR or Traficon product, the impact of competitive products and pricing, FLIR's continuing compliance with U.S. export control laws and regulations, the ability of FLIR or Traficon to manufacture and ship products in the time period required, and other risks discussed from time to time in FLIR's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release for changes made to this document by wire services or Internet service providers.

Company Contact:
Shane Harrison
+1 503.498.3547
www.flir.com